                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               COHO ENERGY, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                                 [COHO LOGO]

                                                                  April 11, 1997

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Coho Energy, Inc. which will be held at 2:00 p.m., Dallas, Texas time, on May 12, 1997 at the Westin Hotel Galleria, Panorama West Suite, 13340 Dallas Parkway, Dallas, Texas.

     Enclosed are the Notice of Annual Meeting of Shareholders and the Proxy Statement, which contains information about the nominees for the Board of Directors, management's proposal to amend the 1993 Stock Option Plan, and management's proposal concerning the appointment of independent auditors.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. We urge you to complete and return your proxy card as promptly as possible.

                                                            Sincerely,

                                                       /s/ JEFFREY CLARKE

                                                          Jeffrey Clarke
                                                     Chairman, President and
                                                     Chief Executive Officer

                                 [COHO LOGO]

                         14785 Preston Road, Suite 860
                              Dallas, Texas 75240

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Coho Energy, Inc.:

     The Annual Meeting of Shareholders of Coho Energy, Inc. (the "Company") will be held on May 12, 1997 at 2:00 p.m. Dallas, Texas time, at the Westin Hotel Galleria, Panorama West Suite 13340 Dallas Parkway, Dallas, Texas for the following purposes:

     1. To elect a board of ten directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualify;

     2. To approve an amendment to the 1993 Stock Option Plan that would increase the number of shares issuable thereunder by 775,000;

     3. To ratify the selection by the Board of Directors of the firm of Arthur Andersen L.L.P. as independent auditors for the Company for 1997; and

     4. To transact such other business as may properly come before the meeting.

     Holders of record of the Common Stock, $0.01 par value, of the Company as reflected on the books of the Company at the close of business on April 7, 1997 will be entitled to vote at the meeting and any adjournments thereof. Whether or not you expect to attend the meeting, please fill in, date, sign, and return the proxy in the enclosed envelope which requires no postage if mailed in the United States.

                                                     /s/ JEFFREY CLARK

                                                       Jeffrey Clarke
                                                  Chairman, President and
                                                  Chief Executive Officer

                               COHO ENERGY, INC.

                         14785 Preston Road, Suite 860
                              Dallas, Texas 75240

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1997
                            ------------------------

     This Proxy Statement is being furnished to shareholders of Coho Energy, Inc., a Texas corporation ("Coho" or the "Company"), in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Shareholders ("Meeting") scheduled to be held on May 12, 1997 at 2:00 p.m., Central Daylight Time, at the Westin Hotel Galleria, Panorama West Suite, 13340 Dallas Parkway, Dallas, Texas, and any adjournment or postponement thereof.

     Any shareholder giving a proxy has the right to revoke the same prior to its exercise by written notice to the President of the Company at any time prior to the voting of the proxy or by appearing at the Meeting and requesting the return of the proxy before voting. Presence at the Meeting does not itself revoke the proxy.

     Only holders of record of the Common Stock, $0.01 par value, of the Company (the "Common Stock") as reflected on the books of the Company at the close of business on April 7, 1997 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the close of business on the Record Date, the Company had 20,375,126 shares of Common Stock outstanding. With respect to the election of directors, each share of Common Stock entitles the holder thereof to ten votes, which may be allocated among one or more of the nominees as set forth below. With respect to all other matters to come before the Meeting, the holders of the Common Stock will have one vote per share.

     This Proxy Statement and the accompanying proxy card are being sent on or about April 11, 1997 to shareholders of record as of the close of business on the Record Date.

     The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements. The shares held by each shareholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

     On September 29, 1993 the Company completed the Plan of Reorganization, dated June 30, 1993 (the "Combination"), with Coho Resources, Inc. ("CRI"), then the parent of the Company, and Coho Resources Limited ("CRL"), the parent of CRI. Upon consummation of the Combination, CRL became a wholly-owned subsidiary of the Company and the Company owned all of the outstanding common stock of CRI, 32% directly and 68% indirectly through CRL. The Company has been treated as a successor registrant of CRI and, accordingly, certain information in this Proxy Statement related to periods prior to September 29, 1993 relate to CRI.

                             ELECTION OF DIRECTORS

     Ten directors are to be elected at the Meeting, each to hold office until the next annual meeting of the shareholders, or until his successor shall be elected and qualify. The nominees for election to the Board of Directors are all currently directors of the Company.

     Management of the Company does not anticipate that any of such nominees will become unavailable for any reason; however, should any nominee become unavailable, the persons designated in the enclosed proxy will vote for the election of such other person or persons as management may recommend.

     Each shareholder entitled to vote at the Meeting shall have the right in voting for directors: (i) to vote the number of shares owned by him or her for each director; or (ii) to cumulate his or her votes by giving one candidate as many votes as the number of directors to be elected multiplied by his or her number of shares; or (iii) by distributing such votes on the same principle among any number of the candidates for director. Cumulative voting shall not be allowed unless a shareholder who intends to cumulate his or her votes shall have given written notice of such intention to the Secretary of the Company on or before the day preceding the Meeting. If a holder of Common Stock cumulating his or her votes has voted for more than one nominee without specifying the distribution of his or her votes among the nominees, he or she shall be deemed to have distributed his or her votes equally among the nominees for whom he or she voted.

     Nominees for director receiving a plurality of votes cast in the election of directors will be elected. The enclosed form of proxy provides a means for shareholders to vote for all of the nominees for director listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein. Abstentions and broker non-votes will not be treated as a vote for a particular director and will not affect the outcome of the election of directors.

     Certain information concerning the nominees for election as directors is set forth below.

                                                                      DIRECTOR
                          NOMINEE                            AGE       SINCE*
                          -------                            ---      --------
Robert B. Anderson(a)......................................  70         1993
Roy R. Baker(b)............................................  75         1990
Frederick K. Campbell(a)...................................  59         1990
Jeffrey Clarke.............................................  51         1982
Louis F. Crane(a)..........................................  56         1993
Howard I. Hoffen(a)........................................  33         1994
Kenneth H. Lambert(a)......................................  52         1980
Douglas R. Martin(b).......................................  51         1990
Carl S. Quinn(b)...........................................  66         1994
Jake Taylor(b).............................................  50         1993

---------------

(a) Member of the Audit Committee

(b) Member of the Compensation Committee

 * Represents the year each individual became a director of the Company or its predecessor CRI

     Robert B. Anderson has served as President of R. B. Anderson Energy Company (a private oil and gas and real estate company) since 1989.

     Roy R. Baker has been an independent consultant in the oil and gas industry since 1984.

     Frederick K. Campbell served as Vice Chairman of the Board of Directors of CRI from June 1990 until the Combination, served as a director of CRL from 1980 until the Combination and served as CRL's Chairman of the Board from 1982 until June 1992. Mr. Campbell has served as Chairman of the Board and Chief Executive Officer of Campco International Capital Ltd. (private investment company) since 1984.

     Jeffrey Clarke has served as Chairman of the Company since October 1993 and as President and Chief Executive Officer of the Company since September 1993. Mr. Clarke served as Executive Vice President and Chief Operating Officer of CRI from May 1982 until May 1990, as President and Chief Operating Officer from May 1990 to October 1992 and as President and Chief Executive Officer of CRI since October 1992. He has served as Senior Vice President, Chief Operating Officer and a director of CRL since 1984 and has been engaged by CRL in various capacities since 1980.

     Louis F. Crane has served as President and Chief Executive Officer of Orleans Capital (investment portfolio management firm) since November 1991. Mr. Crane is a director of Offshore Logistics Inc. and Columbia Universal Corp.

     Howard I. Hoffen has been a Principal since January 1996, and was a Vice President from 1994 to January 1996, of Morgan Stanley & Co. (an investment banking firm). Mr. Hoffen joined Morgan Stanley in 1985 and became a member of the Merchant Banking Division in 1986. Mr. Hoffen is currently a director of Amerin Guaranty Corporation and Highlands Gas Corporation.

     Kenneth H. Lambert served as Chairman of the Board of Directors of CRI from 1980 until the Combination, as Chief Executive Officer of CRI from 1980 to 1992 and as President of CRI from 1980 to 1990. Mr. Lambert served as President and Chief Executive Officer of CRL from 1980 to June 1992, and as Chairman of the Board of CRL from June 1992 until the Combination. Mr. Lambert has served as President and Chief Executive Officer of Nugold Technology Ltd. (a private company dealing in the recovery of precious metals) since April 1993. Mr. Lambert is a director of Edmonton International Industries Ltd. (a Canadian public investment holding company) and the Chairman of the Board of Destination Resorts, Inc. (a Canadian public resort development corporation).

     Douglas R. Martin has served as Chairman of Pursuit Resources Corp. (a Canadian public oil and gas company) since September 1993. Mr. Martin served as Senior Vice President and Chief Financial Officer of CRI from May 1990 to August 1993. He served as CRL's Senior Vice President and Chief Financial Officer from April 1990 to August 1993.

     Carl S. Quinn served as Chairman of the Board, President and Chief Executive Officer of Interstate Natural Gas Company ("ING") from its inception in March 1992 until its acquisition by the Company in December 1994. Mr. Quinn was Chairman of the Board, President and Chief Executive Officer of Arkla Exploration Company (an oil and gas company) from October 1989 through December 1991. Mr. Quinn is a director of Atmos Energy Corporation.

     Jake Taylor has been an independent financial consultant since 1989.

     Messrs. Hoffen and Quinn were elected to the Board of Directors upon the issuance of Common Stock and Series A Preferred Stock for the acquisition of ING. Each were designated to serve as directors of the Company by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") pursuant to the terms of the Registration Rights and Shareholder Agreement dated December 8, 1994 (the "ING Shareholder Agreement"), among MSLEF II and Quinn Oil Company Ltd. ("Quinn") (the previous stockholders of ING), and the Company. For so long as MSLEF II or Quinn holds shares of Common Stock issued in exchange for the Series A Preferred Stock that was initially issued in connection with the ING acquisition, they are entitled under the ING Shareholder Agreement to have a third designee nominated for election as a director, and, if so requested by MSLEF II or Quinn, as the case may be, the Company's Board of Directors has agreed to take such action as may be reasonably required and legally permissible to cause such designee to be so elected. No such action has been taken as of the Record Date. If a third designee was requested, the Board of Directors would include such person on the slate nominated for election at the Meeting or, if a request was made after the Meeting, the number of directors would be increased by one and the Board would elect the designee.

     The Company agreed to continue to nominate the number of designees to which MSLEF II or Quinn are entitled for election to the Board of Directors of the Company at each annual meeting of the Company's shareholders. In the event the shares of Common Stock owned by MSLEF II and Quinn that were acquired by them pursuant to the ING acquisition or upon the exchange of the Series A Preferred Stock (including for this purpose shares that have been distributed by MSLEF II or Quinn to their respective partners, and are owned by such partners and deeming shares of Series A Preferred Stock to be exchanged for Common Stock) shall constitute less than 5% of the outstanding shares of Common Stock, the Company's obligation under the ING Shareholder Agreement to nominate any designees of MSLEF II or Quinn to the Board ceases. The ING Shareholder Agreement further provides that, if the Company's proxy statement for any annual meeting includes a recommendation regarding the election of any other nominees to the Company's Board of

Directors, the Company must include a recommendation that the shareholders also vote in favor of the nominees of MSLEF II and Quinn. So long as any designee of MSLEF II or the third designee serves as a director of the Company, the Company agreed to appoint one of such designees to be a member of the Compensation Committee of the Board and, in the event the Board of Directors establishes an Executive Committee, the Executive Committee of the Board.

     Jeffrey Clarke, Chairman, President and Chief Executive Officer of the Company, and Keri Clarke, Vice President, Land and Environmental/Regulatory Affairs of the Company, are brothers. There is no other family relationship between any director, executive officer or person nominated or chosen by the registrant to become a director or executive officer.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has a standing Audit Committee and Compensation Committee. Mr. Kenneth H. Lambert is chairman of the Audit Committee and Mr. Douglas R. Martin is chairman of the Compensation Committee.

     The Audit Committee of the Board of Directors is authorized to review and examine all matters pertaining to internal and external auditing of the accounts of the Company, including: (a) procuring information respecting the scope of audits and the auditing procedures employed therein, the form of report by the Company's independent auditors and other matters upon which the Committee may desire information relating to such audits; (b) receiving the recommendation of the auditors with respect to the scope of the audits, the adequacy of the accounting procedures employed by the Company and the sufficiency of the internal checks and controls incorporated in its accounting systems; (c) reviewing and implementing the Company's business ethics policy and related matters; and (d) submitting such information and recommendations to the Board of Directors together with any recommendations which the Committee may wish to make relating thereto. During 1996 the Audit Committee held one meeting.

     The Compensation Committee of the Board of Directors: (a) approves compensation of key employees and serves as an advisory committee and makes recommendations to the Chief Executive Officer regarding the compensation structure of the Company as applied to executive personnel so that the pattern of total compensation for such personnel shall be consistent with industry practice and in the best interests of the Company; (b) reviews and makes recommendations to the Chief Executive Officer respecting bonuses, long-term incentive plans and other forms of additional compensation for key employees;
(c) makes recommendations to the Board regarding compensation of the Chief Executive Officer; and (d) administers the Option Plan (as defined below). The Compensation Committee met twice during 1996.

     During 1996 the Board of Coho met seven times (two of which were telephonic meetings). Each incumbent director of the Company, during his term as a director in 1996, attended at least 75% of the total number of meetings of the Company's Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

  Director Fees

     Directors who are not employees of the Company receive a semi-annual retainer of $7,000 plus a fee of $500 for each Board or Board committee meeting attended or, if attendance is by telephone, a fee of $250 for each such meeting in which he participated. All directors are reimbursed for expenses incurred in attending Board or committee meetings. Employees of the Company who are also directors do not receive a retainer or fees for Board or committee meetings attended.

  Non-Employee Director Stock Option Plan

     Under the 1993 Non-Employee Director Stock Option Plan ("Director Plan") for so long as there is an adequate number of shares available for grant thereunder, each person who becomes a non-employee director of Coho, is entitled to receive an option to purchase 5,000 shares of the Common Stock at a price per share equal to the closing sale price of such stock on the date of his appointment or election. In addition, and for so long as there is then an adequate number of shares available for grant under the Director Plan, each non-employee director is entitled to receive, on the date of each annual meeting of Coho's shareholders at which he is re-elected as director, an option to purchase an additional 1,000 shares of Common Stock at the closing sale price on the date of grant; provided that, until a non-employee director shall have received options under the Director Plan for an aggregate of 15,000 shares of Common Stock, he shall receive an option to purchase 5,000 shares on the date of each annual meeting of Coho's shareholders at which he shall be reelected as director.

     Options granted under the Director Plan are exercisable one year after the date of grant and must be exercised within five years from the date the option becomes exercisable. Such options terminate on the earlier of the date of the expiration of the option or one day less than one month after the date the optionee ceases to serve as a director of Coho for any reason other than death, disability or retirement of the director. If an optionee retires from the Board or dies while serving as a director of Coho, the option terminates on the earlier of the date of expiration of the option or one year following the date of death.

     During the year ended December 31, 1996, Messrs. Anderson, Baker, Campbell, Crane, Lambert, Martin, Quinn and Taylor were granted options under the Director Plan to acquire 1,000, 1,000, 1,000, 1,000, 1,000, 1,000, 5,000 and 1,000 shares of Common Stock, respectively, at an exercise price of $6.625 per share. Mr. Hoffen has declined to accept options.

                             EXECUTIVE COMPENSATION

              REPORT OF THE COMPENSATION COMMITTEE WITH RESPECT TO
                       COMPENSATION OF EXECUTIVE OFFICERS

To the Board of Directors
Coho Energy, Inc.

Objectives

     The objective of the Compensation Committee is to develop compensation policies which will provide incentives to key executives to develop and carry out the Company's business strategy that will result in the maximization of return to the shareholders. More specifically, the Compensation Committee's objectives are to develop compensation policies which will:

        (i)   Allow the Company to attract and retain qualified individuals;

        (ii) Encourage achievement of short term and long term goals of the Company; and

        (iii) Align executive remuneration with the interest of shareholders by linking a significant portion of executive compensation to the appreciation of the share price of the Common Stock.

     The Compensation Committee's philosophy toward executive compensation is to provide a combination of base level cash compensation and annual incentives, as well as providing longer term awards through a stock option plan. Executives are also permitted to participate in a health benefits insurance program and a 401(k) plan, each of which is available to all employees of Coho.

Base Compensation

     Cash compensation levels are based on such factors as the executives' levels of responsibility, prior experience, breadth of knowledge, individual performance during the last year, Coho's performance over the last year and compensation paid to similarly situated executives employed by oil and gas companies with capitalizations comparable to Coho. The Compensation Committee's review and analysis of these matters are subjective in nature, with no particular weight being placed on any specific factors. Coho determines base compensation levels utilizing energy industry surveys done by independent compensation consultants, as well as information gathered from proxy statements of publicly held companies in the same industry. The comparative companies used by the Compensation Committee generally are not the same companies that constitute the Standard Industrial Code Index for Crude Oil and Natural Gas Producers used in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing stockholder returns. The financial performance of comparable companies relative to Coho's financial performance was not considered by the Compensation Committee when determining compensation levels.

     Each of the executive officers named in the Summary Compensation Table received salary increases for 1996 reflecting increased job responsibilities.

Annual Incentives

     On March 20, 1996, all executive officers and several non-executive full time employees as a group were awarded special bonuses aggregating $500,000. The bonus was in recognition of the fulfillment of several corporate objectives which included the significant improvement in the Company's balance sheet and the reduction of operating and general and administrative expenses related to the assets that were acquired in the Interstate Natural Gas Company acquisition in 1994. The bonus was to be paid only after the completion of the sale of the Company's natural gas marketing and transportation segment, which was finalized on April 3, 1996.

     In addition to the special bonus during 1996, the Company implemented an annual bonus program available to executive officers based on the Company's after tax return on equity for the year. The Board of Directors believes that the concept of measuring executive performance based upon return on shareholders' equity is appropriate because an improved return on equity is a reflection of improved operating results, low finding costs for oil and gas reserves and appropriate financing decisions. Generally, individual awards are expected to be made to the executive officers pro rata on the basis of their annual salaries. However, the Chief Executive Officer's portion of the bonus will be determined by the Board of Directors, and the Chief Executive Officer will have discretion to determine the individual amounts paid to the other executive officers based on performance. All non-executive full time employees of the Company are also eligible to receive a bonus if certain levels of production volumes and operating costs as established by the Board of Directors are met.

     For 1996 the Company established an executive bonus pool based upon a graduating scale of return on beginning shareholders' equity. The pool would be awarded as follows: $375,000 at the floor return of 5%, increasing pro rata until; $750,000 if the return is 7%, increasing pro rata until; a maximum of $1,500,000 if the return is 10% or greater. The determination of the percentage would be based on the audited year end financial statements after giving consideration to the bonus.

     For the year ended December 31, 1996 the amount of the annual bonus was $785,000 and was paid to the officers on March 6, 1997. The individual amounts have been included in the 1996 bonuses reported in the Summary Compensation Table.

     For 1997 the Company will continue with an executive bonus pool based upon return on beginning shareholders' equity; however, to set higher goals for management and to continue to incentivize the officers to increase shareholder value, the Board of Directors altered the formula for calculating the bonus pool for 1997. No bonus will be paid until a return on equity of greater than 7% is reached and, thereafter, for every one tenth of one per cent in excess of 7%, up to 12% at which point there would be no further accrual of bonus, the size of the bonus pool would increase by $30,000. Officers as a group could earn a maximum bonus not to exceed $1.5 million. The determination of the percentage would be based on the audited year end financial statements after giving consideration to the bonus.

Long Term Incentives

     Longer term incentives in the form of stock options to executives and other key employees of the Company are designed to enhance long term growth in shareholder value. Stock options to persons other than the Chief Executive Officer are granted by the Compensation Committee upon the recommendation of the Chief Executive Officer. The options cannot be granted for a price less than the fair market value of the Common Stock on the date of the grant. The Committee believes that linking a portion of executive compensation to future shareholder value will encourage long term performance and growth of Coho.

     In 1996 options for 150,000 shares of Common Stock were granted under the 1993 Stock Option Plan to the executive officers of the Company named in the Summary Compensation Table. The stock options granted in 1996 vest over a three-year period and expire five years after the date of vesting.

Compensation of the Chief Executive Officer

     Effective March 1, 1996 Mr. Jeffrey Clarke's base compensation was increased to $265,000 per annum. The Committee believes Mr. Clarke's base compensation for 1997 is in line with his level of responsibility, as well as salaries paid to CEO's of other companies in the industry group, as determined by independent compensation surveys for the oil and gas industry.

     In 1996 Mr. Clarke did not receive options to acquire additional shares of Common Stock. Mr. Clarke currently holds options to acquire 400,000 shares of Common Stock. As of March 4, 1997 all of such options are immediately exercisable. In addition on March 4, 1997 the Compensation Committee granted, subject to shareholder approval of amendments to the 1993 Stock Option Plan, options to acquire an additional 300,000 shares of Common Stock.

     On April 15, 1996 Mr. Clarke received a special bonus of $100,000 upon the achievement by Coho of several corporate objectives as discussed above.

     On March 6, 1997 Mr. Clarke received $250,000 as his share of the annual executive officers bonus pool for the year ended December 31, 1996.

Summary

     The Compensation Committee believes that the compensation program that has been developed for its key executives provides appropriate incentives to these individuals to achieve the Company's primary objective of maximizing the share price for the shareholders.

                                            Respectfully submitted,

                                            COMPENSATION COMMITTEE

                                             Douglas R. Martin
                                             Roy R. Baker
                                             Carl S. Quinn
                                             Jake Taylor

     The following tables set forth information with respect to the five most highly compensated executive officers, including the Chief Executive Officer, in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                ANNUAL COMPENSATION              AWARDS
                                                -------------------           ------------
                                                                  OTHER        SECURITIES
                                                                  ANNUAL       UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION    OPTIONS(#)    COMPENSATION
  ---------------------------     ----   --------   --------   ------------   ------------   ------------
Jeffrey Clarke..................  1996   $258,333   $350,000          --             --        $47,811
  President and Chief             1995   $225,000   $ 75,000          --             --        $23,070
  Executive Officer(1)..........  1994   $223,686         --          --        100,000        $30,042
R. M. Pearce....................  1996   $192,250   $212,000          --        100,000        $ 7,768
  Executive Vice President and    1995   $178,500   $ 48,000          --             --        $ 4,965
  Chief Operating Officer(2)      1994   $163,224   $ 18,894          --         40,000        $ 4,620
Eddie M. LeBlanc, III...........  1996   $160,125   $136,000          --             --        $ 7,014
  Senior Vice President and       1995   $155,433   $ 97,335     $28,568             --        $47,647
  Chief Financial Officer(3)      1994   $ 12,708         --          --        100,000             --
Anne Marie O'Gorman.............  1996   $153,875   $148,620          --         50,000        $ 6,112
  Senior Vice President           1995   $115,000   $ 22,000          --             --        $ 5,003
  Corporate Development and       1994   $ 90,000         --          --         25,000        $ 3,607
  Corporate Secretary(4)
Larry L. Keller.................  1996   $141,750   $103,000          --             --        $ 5,813
  Vice President Exploitation(5)  1995   $135,000   $ 18,000          --             --        $ 4,751
                                  1994   $100,730         --          --         25,000        $ 4,029

---------------

(1) Mr. Clarke's All Other Compensation includes the Company's contributions to a 401(k) savings plan of $4,750, $4,620, and $4,620 in 1996, 1995 and 1994, respectively; premiums paid on a disability and life insurance policy of $31,910, $18,450, and $25,422 in 1996, 1995 and 1994, respectively; and
    $11,152 in 1996 of imputed interest on a loan from the Company.

(2) Mr. Pearce's All Other Compensation includes the Company's contribution to a 401(k) savings plan of $4,750, $4,620 and $4,620 in 1996, 1995 and 1994, respectively; and premiums paid on a disability policy of $3,018 and $345 in 1996 and 1995, respectively.

    Mr. Pearce's bonus in 1994 constituted reimbursements of certain relocation expenses.

(3) Mr. LeBlanc's All Other Annual Compensation in 1995 includes a reimbursement of $25,609 to cover taxes incurred by Mr. LeBlanc as a result of the reimbursement of the loss on the sale of a home.

    Mr. LeBlanc's bonus in 1995 constituted reimbursements of certain relocation expenses.

    Mr. LeBlanc's All Other Compensation includes the Company's contributions to a 401(k) savings plan of $4,750 and $4,620 in 1996 and 1995, respectively; reimbursement in 1995 of the loss on the sale of a house owned by Mr. LeBlanc in Houston, Texas of $42,590; and premiums paid on a disability policy of $2,264 and $437 in 1996 and 1995, respectively.

(4) Ms. O'Gorman's All Other Compensation includes the Company's contributions to a 401(k) savings plan of $4,750, $4,620 and $3,607 in 1996, 1995 and
    1994, respectively; and premiums paid on a disability policy of $1,363 and $419 in 1996 and 1995, respectively.

    Ms. O'Gorman's bonus in 1996 included a $12,620 reimbursement of certain relocation expenses.

(5) Mr. Keller's All Other Compensation includes the Company's contribution to a 401(k) savings plan of $4,597, $4,394 and $4,029 in 1996, 1995 and 1994, respectively; and premiums paid on a disability policy of $1,216 and $357 in 1996 and 1995, respectively.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                          % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                            NUMBER OF      OPTIONS                                  AT ASSUMED ANNUAL RATES
                            SECURITIES    GRANTED TO                               OF STOCK APPRECIATION FOR
                            UNDERLYING    EMPLOYEES                                       OPTION TERM
                             OPTIONS        DURING      EXERCISE      EXPIRY      ---------------------------
           NAME              GRANTED       THE YEAR     PRICE(1)       DATE           5%             10%
           ----             ----------    ----------    --------    ----------    -----------    ------------
Jeffrey Clarke............        --           --            --             --             --              --
R. M. Pearce..............    33,334        16.50%       $5.125     Feb. 22/02        $52,518        $124,436
                              33,334        16.50%       $5.125     Feb. 22/03        $63,685        $153,953
                              33,333        16.50%       $5.125     Feb. 22/04        $75,416        $186,431
Eddie M. LeBlanc, III.....        --           --            --             --             --              --
Anne Marie O'Gorman.......    16,668         8.25%       $5.125     Feb. 22/02        $26,260        $ 62,222
                              16,666         8.25%       $5.125     Feb. 22/03        $31,840        $ 76,972
                              16,666         8.25%       $5.125     Feb. 22/04        $37,707        $ 93,213
Larry L. Keller...........        --           --            --             --             --              --

---------------

(1) The exercise price was above the fair market value of the Common Stock on the date of grant.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                          NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                             SHARES                    OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END(1)
                           ACQUIRED ON    VALUE     --------------------------------   -----------------------------
          NAME              EXERCISE     REALIZED   EXERCISABLE   NON-EXERCISABLE(2)   EXERCISABLE   NON-EXERCISABLE
          ----             -----------   --------   -----------   ------------------   -----------   ---------------
Jeffrey Clarke...........       --            --      366,666           33,334          $625,659        $ 70,835
R. M. Pearce.............       --            --      180,000           80,000          $258,333        $161,667
Eddie M. LeBlanc, III....       --            --       33,333           66,667          $ 70,833        $141,667
Anne Marie O'Gorman......      857        $3,552      107,477           41,666          $173,785        $ 84,374
Larry L. Keller..........       --            --       91,666            8,334          $159,790        $ 17,710

---------------

(1) Computed based upon the difference between the market price on December 31, 1996 of $7.125 per share and the exercise price per share.

(2) As of March 4, 1997, all of such shares became exercisable.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement ("Employment Agreement") with each of Messrs. Clarke, Pearce, and LeBlanc and Ms. O'Gorman, which provide for minimum annual compensation in the amount of $265,000, $195,000, $161,250 and $161,250, respectively, in each case to be reviewed annually by the Board of Directors for possible increases. Each Employment Agreement is for a term of three years, renewable annually for a term to extend two years from such renewal date unless either party gives notice. Each agreement entitles the officer to participate in such bonus, incentive compensation and other programs as are created by the Board. In the event any of Messrs. Clarke, Pearce and LeBlanc or Ms. O'Gorman terminates his or her employment for "Good Reason" (as defined below) or is terminated by the Company for other than "Cause" (as defined below), the Company would: (i) pay such individual a cash lump sum payment equal to two times the executive's then current annual rate of total compensation; and (ii) continue, until the first anniversary of the employment termination, health and medical benefits under the Company's plans (or the equivalent thereof). In the event any of Messrs. Clarke, Pearce or LeBlanc or Ms. O'Gorman terminates his or her employment for Good Reason or is terminated by the Company for other than Cause within three years of a "Change of Control", the Company will pay the executive an additional lump sum equal to .99 times his or her then current annual rate of total compensation and continue health benefits until the third anniversary of the employment termination. In the event any of Messrs. Clarke, Pearce or LeBlanc or Ms. O'Gorman becomes disabled or dies during the term of the respective Employment Agreement, the Company will pay the executive or his or her estate compensation under the Agreement for a six month period following such death or disability. Under the Deficit Reduction Act of 1984, severance payments contingent upon a "Change of Control" (as defined below) that exceeded a certain amount subject both the Company and the officer to adverse U.S. Federal income tax consequences. Each of the Employment Agreements was amended March 17, 1997 to provide that the Company shall pay the officer, the "gross-up" payment to insure that the officer receives the total benefit intended by the Employment Agreement.

     The term "Good Reason" is defined in each Employment Agreement generally to mean: (i) the failure by the Company to elect or re-elect such executive to his or her existing office with the Company without Cause; (ii) a material change by the Company of the executive's function, duties or responsibilities that would cause his or her position with the Company to become of less dignity, responsibility, importance or scope; (iii) the Company requires the executive to relocate his or her primary office to a location that is greater than 50 miles from the current location of the Company; or (iv) any other material breach of the Agreement by the Company. The term "Cause" is defined in each Employment Agreement generally to mean: (i) any material failure of the executive after written notice to perform his or her duties; (ii) commission of fraud by the executive against the Company, its affiliates or customers; (iii) a material breach by the executive of the confidentiality or non-competition provisions in the Employment Agreement; or (iv) conviction of the executive of a felony offense or a crime involving moral turpitude. Under each Employment Agreement, a "Change of Control" of the Company is deemed to have occurred if: (i) any person or group of persons acting in concert becomes the beneficial owner of 20 percent or more of the outstanding shares of Common Stock or the combined voting power of the Company's voting securities, with certain exceptions; (ii) individuals who as of the date of such agreement constitute the Board of Directors of the Company (or their designated successors) cease for any reason to constitute at least a majority thereof; or (iii) there occurs a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company's assets unless, after the transaction, all or substantially all of those persons who were the beneficial owners of Common Stock prior to the transaction beneficially own more than 60 percent of the then outstanding common stock of the resulting corporation, no person who did not own Common Stock prior to the transaction beneficially owns 40 percent or more of the then outstanding common stock of the resulting corporation, and at least a majority of the Board of Directors of the corporation resulting from such transaction were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action by the Board of Directors providing for the corporate transaction.

     The Company currently has an Executive Severance Agreement (the "Severance Agreement") with Larry L. Keller. The purpose of the Severance Agreement is to encourage the executive officer to continue to carry out his duties with the Company in the event of a "change of control" of the Company. Under the Severance Agreement, a "change of control" of the Company is generally deemed to have occurred if: (i) any person or group of persons acting in concert becomes the beneficial owner of 20 percent or more of the outstanding shares of Common Stock or the combined voting power of the Company's voting securities, with certain exceptions; (ii) individuals who as of the date of such agreement constitute the Board of Directors of the Company (or their designated successors) cease for any reason to constitute at least a majority thereof;
(iii) there occurs a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company's assets unless, after the transaction, all or substantially all of those persons who were the beneficial owners of Common Stock prior to the transaction beneficially own more than 60 percent of the then outstanding common stock of the resulting corporation, except to the extent such ownership existed prior to the corporate transaction, no person (with certain exceptions) beneficially owns 20 percent or more of the then outstanding common stock of the resulting corporation, and at least a majority of the board of directors of the corporation resulting from such transaction were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action by the Board of Directors providing for the corporate transaction; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

     The Severance Agreement provides for severance payments in the event of termination of the executive officer's employment within two years after a change in control of the Company, unless the executive's employment is terminated by the Company or its successor for "cause" or because of the executive's death, "disability" or "retirement" or by the executive's voluntary termination for other than "good reason", in each case as such terms are defined in the Severance Agreement. The benefits include: (a) a lump sum payment equal to 1.5 times the highest salary plus bonus paid to the executive in any of the five years preceding the year of termination of employment; (b) salary to the date of termination; and (c) immediate vesting of all stock options or restricted stock awards that may have been granted to the executive under the Company's employee benefit plans; provided that, such options or restricted stock awards shall vest only to the extent the total payments to the executive under the Severance Agreement or otherwise would not be subject to excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At December 31, 1996 the members of the Compensation Committee were Douglas
R. Martin, Carl S. Quinn, Jake Taylor and Roy R. Baker. No member of the Compensation Committee was an officer of the Company at any time during 1996.

     During 1996 no executive officer of Coho served as: (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Coho.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, based solely on a review of the copies of the reports required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, that have been furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners have been met.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

PERFORMANCE GRAPH

     The following graph compares, as of December 31 for each of the dates indicated, the percentage change in the cumulative total stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Standard Industrial Code Index for Crude Oil and Natural Gas Producers. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1991 and that all dividends paid by those companies included in the indices were reinvested.

                                   [GRAPH]

        Measurement Period            COHO Energy,
      (Fiscal Year Covered)               Inc.          Industry Index      Broad Market
1991                                           100.00             100.00             100.00
1992                                           210.00              94.95             107.64
1993                                           190.00             113.13             118.50
1994                                           207.50             118.56             120.06
1995                                           195.00             130.39             165.18
1996                                           285.00             173.38             203.11

                  PROPOSAL TO AMEND THE 1993 STOCK OPTION PLAN

     On June 28, 1993 the Board of Directors of Coho adopted and the shareholders approved the Coho Energy, Inc. 1993 Stock Option Plan (as amended, the "Option Plan") pursuant to which options to purchase up to 350,000 shares of Common Stock could be granted. In 1994, 1995 and 1996, the Board and shareholders of Coho approved amendments to the Option Plan to increase the total number of shares of Common Stock with respect to which options may be granted under the Option Plan to 680,000 shares, 1,080,000 shares and 1,269,500 shares, respectively, reflecting increases of 330,000 shares, 500,000 shares and 189,500 shares, respectively. On March 4, 1997 the Board of Directors of Coho approved, subject to ratification by the shareholders at the Meeting, an amendment to the Option Plan to increase by 775,000 shares to 2,044,500 shares the total number of shares of Common Stock with respect to which options may be granted under the Option Plan to 2,044,500 shares. As of March 31, 1997 options to acquire 1,226,997 shares of Common Stock were outstanding under the Option Plan and 2,169 shares of Common Stock were available for future grant provided, however, the Compensation Committee, which administers the Option Plan (the "Committee"), has granted options for an additional 761,000 shares of Common Stock, which grants are contingent on the approval of the foregoing amendment by the shareholders at the Meeting. If the shareholders approve the amendment, 16,169 shares of Common Stock will be available for future grant under the Option Plan.

SUMMARY DESCRIPTION

     Following is a summary of certain major provisions of the Option Plan.

     Types of Options. The Committee is empowered to grant "incentive stock options" ("Incentive Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and non-incentive stock options ("Non-Incentive Options" and, together with the Incentive Options, the "Options"), either of which may include stock appreciation rights.

     The Board of Directors has the power to terminate or amend the Option Plan from time to time as it deems advisable, except that the shareholders must approve any amendment which increases the maximum number of shares subject thereto, reduces the Option price permitted for Incentive Options, extends the term during which an Incentive Option may be exercised or the termination date of the Option Plan, or changes the class of employees eligible to receive Options or stock appreciation rights thereunder.

     Eligibility. All key employees, including officers and directors if they are employees, of the Company or of any parent or subsidiary corporation (which group includes approximately 31 persons) are eligible to be granted one or more Options under the Option Plan.

     Option Price. The exercise price of an Option may not be less than the fair market value of a share of Common Stock on the date of grant as determined by the Committee (the "Fair Market Value"), except that the exercise price of an Incentive Option granted to a person possessing more than 10% of the total combined voting power of all shares of stock of the Company or its parents or subsidiaries (a "10% Shareholder") may not be less than 110% of the Fair Market Value. The aggregate Fair Market Value of shares of Common Stock subject to Incentive Options granted to any grantee by the Company, which vest in any calendar year, may not exceed $100,000. If, as a result of accelerated vesting provisions, Incentive Options valued (as of the date of grant) in excess of $100,000 vest in any calendar year, the excess will be considered a Non-Incentive Option.

     Duration and Exercise of Options. Subject to the discretion of the Committee, Options may be exercised over a period of ten years after the date of grant except that an Incentive Option granted to a 10% Shareholder may not be exercised after the expiration of five years after the date of grant. Unless otherwise specified in the Option Agreement (in the case of grantees who are not required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended) or unless the grantee dies while in the employ of the Company, Options may only be exercised during the continuance of the grantee's employment with the Company or within a period of one day less than three months after the termination thereof to the extent the Option does not otherwise expire according to its terms. If the grantee dies while in the employ of the Company, his or her Option may be exercised by his or her executors, administrators or any person to whom the Option may be transferred by will or the laws of descent and distribution within a period of six months after the date of the grantee's death to the extent the Option does not otherwise expire according to its terms. Options may be exercised by delivery of written notice to the Company together with payment of the exercise price which may be made: (a) by cash, certified check, bank draft or money order; (b) if not prohibited under the terms of the Company's Articles of Incorporation, by delivery of Common Stock having a Fair Market Value equal to the exercise price; or (c) otherwise as permitted by the Committee.

     Non Transferability. Options are not transferable except by will or the laws of descent or distribution, or pursuant to a qualified domestic relations order.

     Stock Appreciation Rights. The Committee may, in its discretion, grant stock appreciation rights with respect to shares subject to an Option at the date of grant. Upon exercise of stock appreciation rights, the Company will pay to the grantee an amount per share equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the purchase price thereof under the Option. Payments may be made in cash, Common Stock, or both, at the discretion of the Committee. Stock appreciation rights are subject to the same provisions with respect to vesting, termination and transfer as the Options with respect to which they have been issued. Upon exercise of either the stock appreciation right or the underlying Option, the number of shares subject thereto shall be reduced accordingly.

     Tax Consequences. No optionee will recognize income upon the grant of an Option under the Option Plan. Upon the exercise of any portion of a Non-Incentive Option, the optionee will recognize taxable ordinary income equal to the excess of the fair market value of the shares so acquired as of the date of exercise over the option price paid for such shares. The Company receives a deduction for compensation expense for the amount of such ordinary income, and there is a withholding requirement on the date of exercise. Upon disposition of the shares acquired upon the exercise of the Option, the optionee will generally recognize a long-term or short-term capital gain or loss (depending on how long the shares were held) equal to the excess of the amount realized by him or her upon such disposition over the fair market value of the shares on the date he or she exercised the Option.

     In the case of Incentive Options, and except to the extent the excess of the fair market value of the acquired shares as of the date of exercise over the exercise price may constitute income for purpose of the optionee's alternative minimum tax computation, if the optionee does not dispose of shares acquired pursuant to the exercise of such Option within two years from the date the Option was granted or within one year after the shares were transferred to such optionee, no income would be recognized by the optionee by reason of the optionee's exercise of the Option. The difference between the option price and the amount realized upon a subsequent disposition of shares would be treated as long-term capital gain or loss. In such event, the Company would not be entitled to any deduction in connection with the grant or exercise of the Option or the disposition of the shares so acquired. If, however, an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Option before the end of the two-year or one-year holding period noted above, the optionee would be treated as having received at the time of disposition, compensation taxable as ordinary income. In such event, the Company may claim a deduction for compensation paid at the same time in the same amount as compensation is treated as being received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise over (or, in the case of a sale in which a loss, if sustained, would be recognized, the amount realized on the sale, is less than) the Option price. Any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long-term or short-term capital gain, depending on how long the shares were held.

     New Plan Benefits. On March 3, 1997 the Committee granted options to acquire 761,000 shares of Common Stock under the Option Plan subject to shareholder approval of the amendment increasing the total number of shares available for grant thereunder. The grants to each of the named executive officers, to all current executive officers as a group, and to all other employees as a group, are set forth in the following table:

                     NAME AND POSITION                        DOLLAR VALUE    NUMBER*
                     -----------------                        ------------    -------
Jeffrey Clarke..............................................  N/A             300,000
  Chairman, President and Chief Executive Officer
R. M. Pearce................................................  N/A             160,000
  Executive Vice President and Chief Operating Officer
Eddie M. LeBlanc, III.......................................  N/A             100,000
  Sr. Vice President and Chief Financial Officer
Anne Marie O'Gorman.........................................  N/A             100,000
  Sr. Vice President, Corporate Development, and Corporate
     Secretary
Larry L. Keller.............................................  N/A                 -0-
  Vice President, Exploitation
All executive officers as a group...........................  N/A             660,000
All other employees.........................................  N/A             101,000

---------------

* Number of shares of Common Stock underlying option grants.

VOTE REQUIRED AND RECOMMENDATION FOR APPROVAL

     The Board of Directors has unanimously adopted the amendment to the Option Plan. However, the amendment to the Option Plan will not be implemented unless holders of a majority of the outstanding shares of Common Stock vote "for" the approval of the amendment to the Option Plan, as required by the rules of the NASDAQ Stock Market. The enclosed form of proxy provides a means for a holder of shares of Common Stock to vote for the approval of the amendment to the Option Plan, to vote against such approval or to abstain from voting on the proposal. A broker non-vote will have no effect on the outcome of the proposal. Shares that are represented at the Meeting but abstain from voting will be counted as shares entitled to vote on the proposal and will have the same effect as a vote against the proposal. Each properly executed proxy received in time for the meeting will be voted as specified therein. If a shareholder executes and returns a proxy but does not specify otherwise, the shares represented by such shareholder's proxy will be voted "for" the approval of the amendment to the Option Plan.

                               EXECUTIVE OFFICERS

     The names of the executive officers of the Company and certain information with respect to them are set forth below:

             NAME                AGE                         POSITION
             ----                ---                         --------
Jeffrey Clarke.................  51    Chairman, President, Chief Executive Officer and
                                       Director
R. M. Pearce...................  45    Executive Vice President and Chief Operating Officer
Eddie M. LeBlanc, III..........  48    Senior Vice President and Chief Financial Officer
Anne Marie O'Gorman............  38    Senior Vice President, Corporate Development, and
                                       Corporate Secretary
Keri Clarke....................  41    Vice President, Land and Environmental/Regulatory
                                       Affairs
R. Lynn Guillory...............  50    Vice President, Human Resources and Administration
Larry L. Keller................  38    Vice President, Exploitation
Patrick S. Wright..............  41    Vice President, Operations
Susan J. McAden................  39    Controller

---------------

For information concerning Jeffrey Clarke, see the table under "Election of Directors" above.

     R. M. Pearce has served as Executive Vice President and Chief Operating Officer of the Company since August 1995 and has been an officer of Coho since November 1993. From July 1991 to October 1993, Mr. Pearce served as President of GRL Production Services Company.

     Eddie M. LeBlanc, III joined the Company as Senior Vice President and Chief Financial Officer when the Company acquired ING on December 8, 1994. From the inception of ING in March 1992 through its acquisition by the Company, Mr. LeBlanc was Senior Vice President and Chief Financial Officer of ING. From August 1991 until March 1992, Mr. LeBlanc was an independent businessman.

     Anne Marie O'Gorman was appointed Senior Vice President, Corporate Development, in March 1996 and was Vice President, Corporate Development, of Coho (and CRI, prior to the Combination) from August 1993. Ms. O'Gorman had been employed by CRI or CRL in various capacities since 1985. Ms. O'Gorman has served as Secretary of the Company since the Combination.

     Keri Clarke has served as Vice President, Land and Environmental/Regulatory Affairs, of Coho (and CRI, prior to the Combination) since 1989. He has also been employed by CRL in various positions since 1981.

     R. Lynn Guillory joined the Company as Vice President, Human Resources and Administration, when the Company acquired ING on December 8, 1994. Mr. Guillory held that same position with ING since its inception in March 1992. From August 1991 until the inception of ING, Mr. Guillory was an independent businessman.

     Larry L. Keller has served as Vice President, Exploitation, of Coho (and CRI, prior to the Combination) from August 1993 and had been employed in various engineering positions with CRI since July 1990.

     Patrick S. Wright joined Coho as Vice President, Operations, in January 1996. From January 1991 until he joined Coho, Mr. Wright served in several managerial positions with Snyder Oil Corporation (an international oil and gas exploration and production company).

     Susan J. McAden joined the Company as Controller in February 1995. From September 1993 to February 1995, Ms. McAden was Vice President and Controller of Lincoln Property Company (a property development and management company). From November 1990 to September 1993, Ms. McAden was Chief Accounting Officer and Treasurer of Concap Equities, Inc. ("Concap") (the acting general partner for sixteen public real estate partnerships) and from November 1989 to November 1990, Ms. McAden was Vice President-Controller of Concap Equities, Inc. Ms. McAden was an officer of Concap within two years of the filing by seventeen real estate limited partnerships in which Concap served as general partner of petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The last case before the U.S. Bankruptcy Court was settled in July 1994.

     Keri Clarke, Vice President, Land and Environmental/Regulatory Affairs, and Jeffrey Clarke, Chairman, President and Chief Executive Officer of the Company, are brothers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to persons or entities who, to the knowledge of Coho based on information received from or on behalf of such persons, were the beneficial owners of more than 5% of the outstanding shares of Common Stock as of March 17, 1997. Unless otherwise specified, such persons have sole voting power and sole dispositive power with respect to all shares attributable to it.

                                                               AMOUNT AND
                                                               NATURE OF
                      NAME AND ADDRESS                         BENEFICIAL     PERCENT OF
                    OF BENEFICIAL OWNER                        OWNERSHIP       CLASS(1)
                    -------------------                       ------------    ----------
Morgan Stanley Leveraged Equity Fund II L.P.................  5,597,653(2)      27.5%
1221 Avenue of the Americas
New York, NY 10020
Metropolitan Life Insurance Company.........................  2,012,700(3)       9.9%
One Madison Avenue
New York, NY 10010-3690
Neuberger & Berman..........................................  1,045,800(4)       5.1%
605 Third Avenue
New York, NY 10158-3698
Wellington Management Company...............................  1,115,857(5)       5.5%
75 State Street
Boston, Massachusetts 02109

---------------

(1) Based on 20,375,126 shares issued and outstanding as of March 17, 1997.

(2) Morgan Stanley Leveraged Equity Fund II L.P., Morgan Stanley Leveraged Equity Fund II Inc. and Morgan Stanley Group Inc. each have sole voting and dispositive power with respect to the 5,597,653 shares of Common Stock that were issued to MSLEF II in connection with the acquisition of ING and the payment of dividends in exchange for cancellation of the Company's Series A Preferred Stock in August 1995. The foregoing information is based solely on a Schedule 13D dated December 16, 1994 and as amended on September 11, 1995 filed by the foregoing entities with the Securities and Exchange Commission (the "Commission").

(3) Based solely on information contained in a Schedule 13G dated February 5, 1997 filed with the Commission. Metropolitan Life Insurance Company has sole voting power with respect to 1,835,300 shares of Common Stock and sole dispositive power with respect to 2,012,700 shares of Common Stock owned. State Street Research & Management Company acts as an investment advisor for Metropolitan Life Insurance Company and in a Schedule 13G dated February 13, 1997 filed with the Commission, disclaims any beneficial interest in these securities.

(4) Based solely on information contained in a Schedule 13G dated February 10, 1997 filed with the Commission. Neuberger & Berman acts as investment advisor for its clients and has sole voting power with respect to 192,000 shares of Common Stock, shared voting power with respect to 623,000 shares and shared dispositive power with respect to 1,045,800 shares of Common Stock owned by its clients.

(5) Based solely on information contained in a Schedule 13G dated January 24, 1997 filed with the Commission. Wellington Management Company acts as a financial advisor and has shared voting power with respect to 470,467 shares, and shared dispositive power with respect to 1,115,857 shares, of Common Stock that are owned by its clients.

     The following table sets forth certain information with respect to Common Stock beneficially owned by each director of Coho, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group as of March 17, 1997. Unless otherwise specified, such persons have sole voting power and sole dispositive power with respect to all shares attributable to him or her.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL     PERCENT OF
                                                              OWNERSHIP(1)      CLASS
                                                              ------------    ----------
Robert B. Anderson..........................................      17,000            *
Roy R. Baker................................................      19,000            *
Frederick K. Campbell.......................................     593,068          2.9%
Jeffrey Clarke..............................................     408,500          2.0%
Louis F. Crane..............................................      24,000            *
Howard I. Hoffen............................................          --           --
Larry L. Keller.............................................      93,503            *
Eddie L. LeBlanc, III.......................................     151,000            *
Kenneth H. Lambert..........................................     631,280(2)       3.1%
Douglas R. Martin...........................................      19,000            *
Anne Marie O'Gorman.........................................     150,650            *
R. M. Pearce................................................     265,000          1.3%
Carl S. Quinn...............................................     569,685(3)       2.8%
Jake Taylor.................................................      59,400            *
All directors and officers as a group (19 persons)..........   3,130,549(1)      15.4%

---------------

 *  Less than 1%

(1) Includes 15,000, 17,000, 21,156, 400,000, 15,000, 91,666, 150,000, 17,000,
    260,000, 10,000, 15,000, 149,143 and 1,367,484 shares that may be acquired within 60 days upon the exercise of stock options held by Messrs. Anderson, Baker, Campbell, Clarke, Crane, Keller, LeBlanc, Martin, Pearce, Quinn, Taylor, Ms. O'Gorman and all executive officers and directors as a group, respectively.

(2) Mr. Lambert is the beneficial owner of the shares held by Lambert Management Ltd., Lambert Holdings, Ltd., Edmonton International Industries Ltd., 372268 Alberta Ltd., 249172 Alberta Ltd., and 297139 Alberta Ltd. The number of shares shown as beneficially owned by Mr. Lambert include the shares owned by such entities and also include 77,058 shares that may be acquired by Mr. Lambert within 60 days upon the exercise of stock options. Included in Mr. Lambert's total shares are 35,984 which are held by family members; Mr. Lambert claims no beneficial interest in these shares.

(3) Quinn Oil Company Ltd. and Carl S. Quinn each have sole voting and dispositive power with respect to the 559,685 shares of Common Stock that were issued to Quinn in connection with the acquisition of ING and the payment of dividends in exchange for cancellation of the Company's Series A, Preferred Stock in August, 1995.

     In addition to the foregoing options, Messrs. Anderson, Baker, Campbell, Crane, Keller, Lambert, Martin, Quinn and Taylor, and all executive officers and directors as a group held options to acquire 1,000, 1,000, 1,000, 1,000, 8,334, 1,000, 1,000, 5,000, 1,000 and 85,334 shares of Common Stock, respectively, which options were not exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Frederick Campbell, a director of Coho, through a corporation he controls, owns an approximate 2.5% working interest in certain of the properties in the Laurel field in which Coho has an interest and owns an approximate 5% working interest in substantially all of the properties in the Glazier field in which CRI has an interest.

     In May 1990 the Company made a non-interest bearing loan in the amount of $205,000 to Mr. Jeffrey Clarke, Chairman, President and Chief Executive Officer of Coho, to assist him in the purchase of a house in Dallas, Texas. The loan is unsecured and repayable when Mr. Clarke ceases to be employed by Coho or its subsidiaries.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     On March 4, 1997 the Board of Directors appointed the firm of Arthur Andersen L.L.P. as independent auditors for the year ending December 31, 1997 subject to ratification by shareholders at the Meeting. Arthur Anderson L.L.P. were the independent auditors of ING prior to the acquisition by Coho. Representatives of Arthur Andersen L.L.P. are expected to attend the Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

     The accounting firm of KPMG Peat Marwick L.L.P. ("Peat Marwick") served as independent accountant for the Company from 1990 until dismissed by the Company on April 25, 1995. The decision to change accountants was recommended by the Audit Committee of the Board of Directors of the Company. Peat Marwick's report on the financial statements of the Company for the year ended December 31, 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, or as to any other matter. Furthermore, during the Company's 1994 fiscal year and any subsequent interim periods, there were no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosure or accounting scope or procedure, which disagreement if not resolved to the satisfaction of Peat Marwick would have caused them to make reference thereto in their reports on the financial statements of the Company for such year. Additionally, no reportable event as defined in paragraph 304 of Regulation S-K promulgated by the Commission under the Securities Act of 1934, as amended, occurred during the year ended December 31, 1994 or any subsequent interim period.

     Approval of the ratification of Arthur Andersen L.L.P. as independent auditors for the year ending December 31, 1997 will require the affirmative vote of a majority of the shares represented and voting at the Meeting. Abstentions will not be treated as either a vote for or against the proposal, but will have the same effect as a vote against the proposal.

                       PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Common Stock intended to be presented at the annual meeting of shareholders of the Company to be held in 1998 must be received by the Company at its principal executive offices, 14785 Preston Road, Suite 860, Dallas, Texas 75240, Attention: Secretary, not later than December 12, 1997 in order to be included in the proxy statement and form of proxy relating to such meeting.

                               PROXY SOLICITATION

     The cost of preparing, assembling and mailing the material in connection with the solicitation of proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail, but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof.

                                            By order of the Board of Directors,

                                                    /s/ JEFFREY CLARKE

                                                       Jeffrey Clarke
                                                  Chairman, President and
                                                  Chief Executive Officer

The shares represented hereby will be voted as specified below. WHERE NO SPECIFICATIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR PROPOSALS 2 AND 3


Please mark your votes as indicated in this example       [X]

1. Election of Directors

    FOR all                  WITHHOLD                  Number of
nominees listed              AUTHORITY                 Votes to
below (except as              to vote                  be voted
marked to the                 for all                if Cumulative
   contrary)                  nominees                  Voting
                            listed below              Exercised

     [ ]                        [ ]                      [ ]

Robert B. Anderson
Roy R. Baker
Frederick K. Campbell
Jeffrey Clarke
Louis F. Crane
Howard I. Hoffen
Kenneth H. Lambert
Douglas R. Martin
Carl S. Quinn
Jake Taylor

2. Proposal to approve an amendment to the 1993 Stock Option Plan that would increase the number of shares issuable thereunder by 775,000

        FOR        AGAINST      ABSTAIN
        [ ]          [ ]          [ ]

3. Proposal to ratify the selection by the Board of Directors of the firm of Arthur Andersen LLP as independent auditors of the Company for 1997.


        FOR        AGAINST      ABSTAIN
        [ ]          [ ]          [ ]


4. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.




All of the above matters are more particularly described in the accompanying Proxy Statement dated April 11, 1997, receipt of which is hereby acknowledged.

Date: _______________________________________, 1997

Signature of Shareholder:______________________________________________________

Signature of Shareholder:______________________________________________________


Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

PLEASE DATE, SIGN, AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE; NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                              COHO ENERGY, INC.

              PROXY-ANNUAL MEETING OF SHAREHOLDERS-May 12, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Jeffrey Clarke and Anne Marie O'Gorman, and each of them as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock, $0.01 par value ("Common Stock"), of Coho Energy, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders of the Company to be held at 2:00 p.m., Dallas, Texas time, on May 12, 1997, at the Westin Hotel Galleria, Panorama West Suite, 13340 Dallas Parkway, Dallas, Texas, or at any adjournments thereof.

        With respect to the election of directors under Item 1 on the reverse side, each share of Common Stock represented by this proxy entitles the holder thereof to ten votes, which may be allocated among one or more of the nominees. Unless otherwise indicated, one vote for each share of Common Stock represented by this proxy will be voted for each nominee. To exercise cumulative voting, indicate the number of votes for each nominee. With respect to all other matters, the holders of common stock will have one vote per share.


        TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.


                  (Continued and to be signed on other side)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE